Exhibit 99.1

Earthstone Completes Tracker Acquisition and Updates Guidance & Operations
Provides Estimated Mid-Year Proved Reserves

The Woodlands, Texas, July 20, 2021 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”, the “Company”, “our” or “we”), today announced that it has completed the previously announced acquisition of privately held operated assets located in the Midland Basin from Tracker Resource Development III, LLC and an affiliate (“Tracker”) and from affiliates of Sequel Energy Group LLC, which hold well-bore interests in certain of the producing wells operated by Tracker (collectively, the “Tracker Acquisition”). The Company also updated its 2021 guidance, provided an operational update, and provided an estimate of mid-year 2021 proved reserves.

The Company estimates its oil and gas sales volumes for the second quarter of 2021 to be approximately 2.07 MMBoe or an average of 22,716 Boe/d (52% oil, 76% liquids). The Company also has provided its estimate of mid-year 2021 proved reserves based on SEC pricing as of June 30, 2021, on a standalone basis as well as based on NYMEX strip pricing as of June 30, 2021 and adjusted for closing of the Tracker Acquisition. Adjusted for the closing of the Tracker Acquisition and including only proved developed reserves from the Tracker Acquisition, the Company estimates total proved reserves were 133.6 MMBoe, with a corresponding PV-10 value1 of $1,677 million.

Key highlights include:
•    Achieved record estimated average daily sales volumes in the second quarter of 2021 of 22,716 Boe/d (52% oil), an increase of 12% over first quarter 2021 volumes
•    Closed the Tracker Acquisition on July 20, 2021, the third significant acquisition completed in 2021
•    Maintained a strong balance sheet and liquidity position with $249.5 million of undrawn capacity under our $550 million senior secured revolving credit facility and a cash balance of $0.5 million as of June 30, 2021, as adjusted for the closing of the Tracker Acquisition on July 20, 2021
•    On track to achieve leverage below 1.25x at year-end 20212
•    $1,677 million PV-10 value on Company estimated Mid-Year 2021 total proved reserves of 133.6 MMBoe, based on NYMEX strip pricing, adjusted to include only the proved developed reserves of 20.2 MMBoe from the Tracker Acquisition
•    $1,089 million PV-10 value of proved developed reserves of 83.6 MMBoe included in total proved reserves estimates above
1 PV-10 as used herein is the present value of estimated future revenues, discounted at 10% annually, to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs as of the date of estimation, without giving effect to (i) non-property related expenses such as general and administrative expenses, debt service and future income tax expense, or (ii) depreciation, depletion and amortization.
2 Combining for all 2021 acquisitions; leverage defined as total debt to Adjusted EBITDAX

•    Full Year 2021 production guidance increased 19% at the mid-point to 23,500-24,250 Boe/d (50%-51% oil) compared to the previous guidance
•    Average daily sales volumes in the second half of 2021 are expected to be between 25,500 and 27,000 Boe/d
•    Estimated accrued capital expenditures of $22.8 million and $32.6 million for the second quarter of 2021 and first-half of 2021, respectively, excluding acquisitions
•    Plan to add a second rig to the 2021 drilling program in mid-third quarter, with a revised Full Year 2021 capital budget of $130-$140 million,
•    Expect to spud 9 incremental gross operated wells and turn to sales 4 incremental gross operated wells compared to the prior capital budget

Tracker Acquisition and Board Appointment

At the Company’s Annual Meeting of Stockholders held on Tuesday, July 20, 2021, its stockholders approved the issuance of 6.2 million shares of Class A Common Stock, which were issued in the closing of the Tracker Acquisition. As of July 20, 2021, and as adjusted for closing of the Tracker Acquisition, Earthstone had 50,493,800 outstanding Class A shares and 34,397,877 outstanding Class B shares for a total of 84,891,677 outstanding Class A & Class B shares.

Further, the stockholders approved an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to increase the authorized size of the Board of Directors of Earthstone from nine to eleven members. Subsequently, the Board increased the size of the Board from nine members to ten members and appointed Robert J. Anderson, the Company’s President and CEO, to fill the vacancy effective July 20, 2021.

The aggregate purchase price of the Tracker Acquisition was approximately $126.5 million at signing of the purchase and sale agreement, consisting of $81.6 million in cash and 6.2 million shares of Earthstone’s Class A common stock valued at $44.9 million based on a closing share price of $7.24 on March 30, 2021. Cash consideration paid at closing was $59.6 million, reflecting both the purchase price adjustment estimated prior to closing and the deposit paid at signing.

The low-cost, low-decline, high-margin assets acquired from the Tracker Acquisition are proximately located and complementary to Earthstone’s existing operated assets, adding significant producing asset value with a Company estimated PV-10 value of mid-year 2021 proved developed reserves of $169.0 million, based on NYMEX strip pricing and differentials as of June 30, 2021. We also obtained further economic upside from 49 high-graded drilling locations which the Company estimates to provide IRRs of ~56% at $60/bbl WTI oil prices and $2.50/mcf Henry Hub gas prices3.

Updated 2021 Guidance

The Company has revised its 2021 capital budget to include the addition of a second rig that is expected to commence operations in early August and now expects to spend $130-$140 million. This program is expected to result in spudding 30 gross / 26.2 net operated wells and bringing 20 gross / 16.1 net operated wells and 0.7 net non-operated wells online in 2021 on its acreage in the Midland Basin.
3 Based on current all-in estimated drilling, completions and equipment costs of $600 per lateral foot for a 10,000 foot lateral.
Assumes NGL differential realizations to be 30% of WTI.

Based on its 2021 capital budget, operating plan, and existing service costs, along with current commodity prices and hedges, the Company expects to generate significant positive free cash flow4 in 2021. The Company’s capital budget excludes acquisitions.

FY 2021 Capital Expenditures	$ millions (Net)	Gross / Net Operated Wells Spudded	Gross / Net Operated Wells On Line	Net Non-Operated Wells On Line
Drilling and Completions	$120 – 130	30 / 26.2	20 / 16.1	0.7
Land / Infrastructure	10
FY 2021 Total Capital Expenditures	$130 – 140

FY 2021 Average Daily Production (Boe/d)	23,500 – 24,250
% Oil	50% – 51%
% Liquids	74% – 75%

2H 2021 Average Daily Production (Boe/d)	25,500 – 27,000
% Oil	46% – 47%
% Liquids	73% – 74%

2H 2021 Operating Costs
Lease Operating Expense ($/Boe)	$5.75 – $6.00
Production and Ad Valorem Taxes (% of Revenue)	6.25% – 7.00%
Cash G&A ($mm)	$12 – $13

Note: Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond Earthstone’s control. See “Forward-Looking Statements” section below. Cash G&A is defined as general and administrative expenses excluding stock-based compensation.

Management Comments

Robert J. Anderson, President and Chief Executive Officer of Earthstone, stated, “First off, I want to thank my fellow board members for this appointment to the Earthstone Board of Directors. I am honored to have worked with this distinguished group for a number of years in my capacity as an officer and look forward to working even closer with them as we continue to build Earthstone. We have had an exciting and productive first half of 2021, and we are entering the second half with a significant increase in operational scale, production, cash flow and most importantly, in value. We have invested an estimated $360 million in aggregate acquisitions so far this year, and combined with a substantial increase in commodity prices, we have seen a significant increase in production volumes, cash flows and in estimated proved reserves and PV-10 value. We pride ourselves on targeting and completing acquisitions at highly accretive valuations and are focused on continuing to do so in the second half of the year.
4 As used in this news release, “free cash flow”, a non-GAAP measure, means Adjusted EBITDAX (a non-GAAP measure), less interest expense, less accrual-based capital expenditures. As used in this news release “Adjusted EBITDAX”, a non-GAAP measure means net income plus, when applicable, accretion of asset retirement obligations; impairment expense; depletion, depreciation and amortization; interest expense, net; transaction costs; loss (gain) on sale of oil and gas properties; unrealized (gain) loss on derivatives; stock-based compensation; and income tax expense.

“Our conservative approach to funding acquisitions with an appropriate mix of debt and equity has allowed us to maintain strong liquidity and low leverage while building significant scale. We expect to have nearly doubled our daily production volumes compared to 2020 levels, all while adding minimal G&A. The combination of continued improvements in operational and corporate efficiencies has allowed us to continue to drive down per unit costs, as we aim to maximize margins.

Mr. Anderson continued “With our increased production base, cash flow and economic drilling inventory, the addition of a second rig will further develop our growing drilling inventory, primarily impacting production volumes in 2022 and beyond. Our updated capital program is designed to allow spending within cash flow and is expected to generate significant free cash flow in 2021. We look forward to fully integrating the Tracker Acquisition assets in the coming months and expect a similarly smooth integration as we achieved with the IRM assets acquired in January. We recently finished drilling operations on our initial pad on the IRM assets ahead of schedule and under our estimated costs. As we move forward, we will continue to focus on cost-efficient drilling and completion operations as we look to create value through the drillbit.”

Liquidity Update

As of June 30, 2021, we had $0.5 million in cash and $241.4 million of long-term debt outstanding under our credit facility with a borrowing base of $475 million. With the $233.6 million of undrawn borrowing base capacity and $0.5 million in cash, we had total liquidity of approximately $234.1 million. Adjusted for the closing of the Tracker Acquisition on July 20, 2021, we had an estimated $0.5 million in cash and $301.0 million of long-term debt outstanding under our credit facility with a borrowing base of $550 million. With the $249.0 million of undrawn borrowing base capacity and $0.5 million in cash, we had total liquidity of approximately $249.5 million on a combined basis.

Operational Update

The Company completed three gross (2.1 net) wells in the second quarter on the Hamman 45 pad in Midland County in the Jo Mill, Lower Spraberry and Wolfcamp B zones. The wells began flowing back recently and continue to clean-up but have not yet reached peak IP-30 day rates. We expect to complete and turn to sales the recently drilled 4-well Pearl Jam pad (95% working interest) in Midland County late in the third quarter. These are the Company’s first wells drilled on the recently acquired IRM acreage. Subsequent to drilling on the Pearl Jam pad, the rig was moved to western Reagan County in early July to drill a 4-well pad, then is expected to move to Upton County to drill a 4-well pad before being moved to Midland County late in 2021. The Company plans to deploy a second rig in early August, beginning in Upton County.

Mid-Year 2021 SEC Estimated Proved Reserves

Earthstone Stand-Alone Mid-Year 2021 Estimated Proved Reserves Highlights:
•    Proved Reserves of 111.4 MMBoe with corresponding PV-10 value of $1,032 million
•    Proved Reserves are 54% oil, 24% natural gas liquids, and 22% natural gas
•    Proved Reserves are 55% Proved Developed and 45% Proved Undeveloped

As shown in the table below, the Company’s estimated proved reserves at mid-year 2021, which were prepared in accordance with Securities and Exchange Commission (“SEC”) guidelines by the Company, were approximately 111.4 million barrels of oil equivalent (“MMBoe”).

	Oil	Gas	NGL	Total	PV-10
Reserve Category	(MBbls)	(MMcf)	(MBbls)	(MBoe)	($ in thousands)
Proved Developed	31,008	86,092	16,319	61,675	646,779
Proved Undeveloped	29,015	58,744	10,871	49,677	385,061
Total	60,023	144,836	27,190	111,352	1,031,839
Note: PV-10 is a non-GAAP financial measure. See “Non-GAAP Financial Measure.”

SEC rules require that calculations of economically recoverable reserves use the unweighted average price on the first day of the month for the prior twelve-month period. The resulting oil and natural gas prices used for the Company’s 2021 mid-year internal reserve report, prior to adjusting for quality and basis differentials, were $49.78 per barrel and $2.428 per million British Thermal Units (“MMBtu”), respectively. SEC prices net of differentials were $48.88 per barrel, $14.58 per equivalent barrel of NGL and $1.21 per Mcf.

Mid-Year 2021 Company Estimated Proved Reserves (Including Tracker Acquisition)

To illustrate the effects of commodity price fluctuations on estimated reserve quantities and present values and to illustrate the impact of the recent Tracker Acquisition, Earthstone is also providing alternative Mid-Year 2021 Company Estimated Proved Reserves. This alternative summary as shown in the table below has been prepared utilizing NYMEX strip benchmark prices and basis differentials as of June 30, 2021.

Highlights of Mid-Year 2021 Company Estimated Proved Reserves, combined with only the estimated proved developed reserves of 20.2 MMBOE from the Tracker Acquisition:
•    $1,667 million PV-10 value of Proved Reserves of 133.6 MMBoe (48% oil, 27% natural gas liquids, and 25% natural gas)
•    $1,089 million PV-10 value of Proved Developed Reserves of 83.6 MMBoe (42% oil, 30% natural gas liquids, and 28% natural gas)

	Oil	Gas	NGL	Total	PV-10
Reserve Category	(MBbls)	(MMcf)	(MBbls)	(MBoe)	($ in thousands)
Proved Developed	34,818	141,482	25,175	83,573	1,089,312
Proved Undeveloped	29,172	59,420	10,993	50,068	587,693
Total	63,990	200,901	36,169	133,642	1,677,005

Note: See NYMEX strip benchmark prices and basis differentials “Alternative Mid-Year 2021 Estimated Proved Reserves” components below for a breakdown of the above by entity.

About Earthstone

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in developing and operating oil and gas properties. The Company’s primary assets are located in the Midland Basin of west

Texas and the Eagle Ford Trend of south Texas. Earthstone is traded on the NYSE under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “forecast,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Earthstone’s annual report on Form 10-K and as amended on Form 10-K/A, for the year ended December 31, 2020, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Mark Lumpkin, Jr.
Executive Vice President – Chief Financial Officer
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
mark.lumpkin@earthstoneenergy.com

Scott Thelander
Vice President of Finance
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
scott@earthstoneenergy.com

Earthstone Energy, Inc.
Alternative Mid-Year 2021 Proved Reserves

The information presented below includes the combination of the stand-alone reserve quantities and PV-10 for Earthstone and the Tracker Acquisition as of June 30, 2021 prepared utilizing NYMEX strip benchmark prices and basis differentials as of June 30, 2021.

	ESTE			Tracker Acquisition	Combined
	Proved	Proved		Proved	Proved	Proved
Reserve Category	Developed	Undeveloped	Total	Developed	Developed	Undeveloped	Total
Oil (MBbls)	31,659	29,172	60,831	3,159	34,818	29,172	63,990
Gas (MMcf)	89,129	59,420	148,549	52,352	141,482	59,420	200,901
NGL (MBbls)	16,904	10,993	27,898	8,271	25,175	10,993	36,169
Total (MBoe)	63,419	50,068	113,487	20,155	83,573	50,068	133,642
PV-10 ($ in thousands)	$920,343	$587,693	$1,508,036	$168,969	$1,089,312	$587,693	$1,677,005

Earthstone Energy, Inc.
Non-GAAP Financial Measure
Unaudited

The non-GAAP financial measure of PV-10, as defined and presented below, is intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

PV-10 is derived from the standardized measure of discounted future net cash flows (“Standardized Measure”), which is the most directly comparable financial measure under GAAP. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 measure and the Standardized Measure do not purport to present the fair value of our oil and natural gas reserves.

The following table provides a reconciliation of PV-10 of the Company’s estimated proved reserves to the Standardized Measure as of June 30, 2021 and not including the assets acquired in the Tracker Acquisition (in thousands):

Present value of estimated future net revenues (PV-10)	$1,031,839
Future income taxes, discounted at 10%	(65,552)
Standardized measure of discounted future net cash flows	$966,287